Exhibit 99.1

UONLIVE CORPORATION

Unanimous Written Consent

Of Board of Directors

In Lieu of Special Meeting

The undersigned, being the Director of Uonlive Corporation, a Nevada Corporation (“the “Corporation”), hereby waives the calling or holding of a meeting of the board of directors of the Corporation (the “Board”), consents in writing as of this 13th day of January 2020 to the following actions and directs that this unanimous written consent be filed by the Corporation’s Secretary with the minutes of proceedings of the Board.

WHEREAS, the Board desires to accept the resignation of Edwin Lun as the Corporation’s Board Secretary, and any other positions that might be construed as part of the executive management of the Corporation.

WHEREAS, the Board desires to appoint Chee Yau Timothy Lam as the Corporation’s Board Secretary, and Director.

WHEREAS, the Board desires to appoint Kwok Fai Thomas Yip as a Director.

WHEREAS, the Board desires to appoint Chi Wai Michael Woo as a Director.

Now therefore,

IT IS HEREBY RESOLVED, the Board shall accept the resignation of Edwin Lun as the Corporation’s Board Secretary, and any other positions that might be construed as part of the executive management of the Corporation, effective as of this day January 13, 2020.

FURTHER RESOLVED, the Board shall appoint Chee Yau Timothy Lam as the Corporation’s Board Secretary, and Director, effective as of this day, January 13, 2020.

FURTHER RESOLVED, the Board shall appoint Kwok Fai Thomas Yip and Chi Wai Michael Woo both as Directors, effective as of this day, January 13, 2020.

FURTHER RESOLVED, the director of the Board be and hereby is authorized, empowered and directed to take any and all actions and to execute, deliver and file any and all agreements, instruments and documents as the director so acting shall determine to be necessary or appropriate to consummate the transactions contemplated by the foregoing resolutions. The taking of such action is to be conclusive evidence that the same was deemed to be necessary or appropriate and was authorized hereby.

IN WITNESS WHEREOF, the undersigned being a Director of the Board of Directors of Uonlive Corporation, has executed this Consent as of the day and year first written above.

/s/ Raymond Fu

Raymond Fu, as CEO, Secretary and Director

13 September 2019 Board of Directors Uonllve Corporation P.O. Box 26496 Scottsdale, AZ 85255 Re: Resignation of Edwin Lun from Uonllve Corporation (the "Company") Dear Board of Directors: Please be advised that I, Edwin Lun do hereby resign as the Company's Board Secretary. This resignation is effective immediately. Specifically, I resign from any other positions that might be constructed as part of the executive management of the Company. My resignation is not due to any disagreement on any matters relating to the operations, policies, or practices of the Company, and l wish the Company and Board well. Yours truly, V‘ Q W i Edwin Lun